Exhibit 10.51

Director Compensation

Non-employee directors are entitled to receive the following compensation and stock options:

Base Compensation.  Sinclair directors who are also Sinclair employees serve without additional compensation. Non-employee directors receive $27,000 annually. The audit committee chairman receives an additional $4,500 annually and the compensation and stock option committee chairman receives an additional $3,000 annually. Non-employee directors also receive $1,250 for each meeting of the board of directors attended, $1,000 for each audit committee meeting attended and $800 for each compensation and stock option committee meeting attended.

Stock Options.  Each non-employee director receives a grant of non-qualified stock options on the date of our annual meeting date to purchase 5,000 shares of class A common stock pursuant to our non-qualified stock option long-term incentive plan. Each stock option grant is immediately vested with respect to 25% of the shares with the remaining shares vesting in equal installments over a three year period. The exercise price of each option grant is equal to the closing price of our class A common stock on the date of our annual stockholders meeting.